Exhibit 99.1
FOR IMMEDIATE RELEASE

February 28, 2014

Contact:	Erin Ruhe (760) 918-8200

HomeFed Corporation to Acquire Portfolio of Real Estate Assets from Leucadia
National Corporation

CARLSBAD, February 28, 2014 – HomeFed Corporation (“HomeFed”) announced today that it has entered into a definitive agreement to acquire certain real estate subsidiaries and investments of Leucadia National Corporation (“Leucadia”) and cash in the aggregate amount of approximately $18.4 million (subject to adjustment) in exchange for the issuance by HomeFed of 7.5 million new unregistered shares of its common stock to Leucadia.  Upon the closing of the transaction, Leucadia will own approximately 65% of HomeFed’s outstanding shares of common stock; however, Leucadia has agreed to limit its voting rights such that it will not have a majority voting interest in HomeFed.  The terms and conditions of the transaction, including the definitive agreement, were negotiated and approved by a special independent committee of the Company’s board of directors and ratified by the Company’s board of directors.  As part of its review and analysis of the acquisition, the independent committee received a fairness opinion from Duff & Phelps LLC, as its financial advisor.

Paul J. Borden, President and CEO of HomeFed, said that “the acquisition of these properties from Leucadia provides HomeFed with an extraordinary opportunity to drive long term earnings growth and to increase shareholder value. We already have a solid asset base and these new properties complement that base while also adding significant diversity to our existing real estate portfolio. Management and our board of directors are pleased that we were able to reach an agreement with Leucadia to acquire such a unique set of assets.”

The transaction is expected to close in March 2014 and is subject to obtaining certain consents and other customary closing conditions.

About HomeFed

HomeFed Corporation (OTCMKTS: HOFD) is engaged in the investment in and development of residential real estate projects in California and Virginia.  HomeFed also actively investigates and pursues the acquisition of new residential and commercial real estate projects.  HomeFed’s current development projects consist of three master-planned communities: San Elijo Hills and a portion of the larger Otay Ranch planning area located in San Diego County, California and Ashville Park located in Virginia Beach, Virginia.  HomeFed also owns a 1,544 acre vineyard located in Madera County, California and the Fanita Ranch property, a 2,600 acre parcel of vacant land located in Santee, California.

Forward Looking Statements

Statements in this press release, including any quotes from HomeFed’s management, that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty.  Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, the risk that the transaction will not be completed; the risk that the business associated with the acquired subsidiaries and investments (the “Purchased Business”) will deteriorate before the transaction is closed; the risk that HomeFed will be required to invest substantially more in Purchased Business, or in integrating the acquired subsidiaries or investments with the Company’s existing operations, than presently anticipated; risks associated with integrating the Purchased Business which is larger and more geographically dispersed and complex than HomeFed’s existing business; risks that HomeFed’s systems, infrastructure and personnel may not be adequate to effect a rapid and orderly integration of the Purchased Business; the risk that anticipated benefits of the transaction will not be realized; and risks and other uncertainties more fully described in HomeFed’s filings with the Securities and Exchange Commission, including, but not limited to, HomeFed’s annual report on Form 10-K for the year ended December 31, 2013 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and HomeFed expressly disclaims any intent or obligation to update these forward-looking statements.